EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Summit Properties Inc. on Form S-3 of our report dated January 30, 2003 (except for the eleventh paragraph of Note 8 and Note 18, as to which the date is March 5, 2003), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, appearing in the Annual Report on Form 10-K of Summit Properties Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
April 28, 2003